                                            Filed pursuant to Rule No. 424(b)(3)
                                                          File Number 333-133861


                           PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated May 12, 2006 as supplemented by Prospectus Supplement No. 1 dated May 15, 2006 and Prospectus Supplement No. 2 dated August 1, 2006)

                        14,010,044 shares of common stock

                                MICROISLET, INC.

This Prospectus Supplement No. 3 supplements information contained in our prospectus dated May 12, 2006 as supplemented by Prospectus Supplement No. 1 dated May 15, 2006 and Prospectus Supplement No. 2 dated August 1, 2006. The prospectus relates to the resale of up to 14,010,044 shares of our common stock by the selling stockholders identified in the prospectus.

You should read this Prospectus Supplement No. 3 in conjunction with the prospectus and the prior prospectus supplements listed above. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus and the prior prospectus supplements.

This Prospectus Supplement includes the attached Current Report on Form 8-K/A of MicroIslet, Inc., as filed by us with the Securities and Exchange Commission on August 7, 2006.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS OR THE PRIOR PROSPECTUS SUPPLEMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this Prospectus Supplement is August 8, 2006.

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A
                                (Amendment No. 1)


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                         AUGUST 7, 2006 (JULY 27, 2006)

                                MICROISLET, INC.
               (Exact Name of Registrant as Specified in Charter)

            Nevada                                         88-0408274
-------------------------------                ---------------------------------
(State or Other Jurisdiction of                (IRS Employer Identification No.)
        Incorporation)

                                    001-32202
                            ------------------------
                            (Commission File Number)


    6370 Nancy Ridge Drive, Suite 112                          92121
        San Diego, California                                 --------
----------------------------------------                      Zip Code
(Address of Principal Executive Offices)

                                 (858) 657-0287
                 -----------------------------------------------
              (Registrant's telephone number, including area code)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

================================================================================

EXPLANATORY NOTE: THIS FORM 8-K/A IS FILED SOLELY TO UPDATE THE DISCLOSURE PREVIOUSLY PROVIDED IN ITEM 1.01 TO REFLECT THE CLOSING OF THE COMMON STOCK AND WARRANT FINANCING.

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 27, 2006, we entered into a Securities Purchase Agreement with selected accredited investors pursuant to which we agreed to issue and sell 2,552,061 shares of our common stock at a purchase price of $1.67 per share if the investor is a director, officer, employee or consultant of the company, or an affiliate of such person, and $1.50 per share otherwise. The financing closed on August 3, 2006, resulting in gross proceeds of $3,892,580. In connection with this financing, we issued warrants to each investor, which are exercisable for an aggregate of 1,403,634 shares of common stock at an exercise price of $1.67 per share if the holder is a director, officer, employee or consultant of the company, or an affiliate of such person, and $1.65 per share otherwise. These warrants will be exercisable from February 3, 2007 until August 3, 2011.

The investors subject to the higher pricing are (a) Myron A. Wick, III, our Vice Chairman, and a director of the company, (b) DW Investments LLC, an entity affiliated with Mr. Wick and (c) Denise L. Sunseri, an affiliate of our interim Chief Financial Officer, Kevin A. Hainley. Mr. Wick and DW Investments LLC purchased a total of 329,341 shares and a warrant exercisable for 181,138 shares. Ms. Sunseri purchased 50,000 shares and a warrant exercisable for 27,500 shares.

We offered and sold the shares and warrants without registration under the Securities Act of 1933 to a limited number of new and existing institutional and other accredited investors in reliance upon the exemption provided by Rule 506 of Regulation D thereunder. The shares and warrants may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. An appropriate legend was placed on the shares and the warrants issued, and will be placed on the shares issuable upon exercise of the warrants, unless registered under the Securities Act prior to issuance.

In connection with this financing, we have agreed to prepare and file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of common stock sold in the financing as well as the shares of common stock issuable upon the exercise of the warrants. If we fail to have the registration statement declared effective within 120 days following the date of the issuance of the securities (or 150 days following the date of issuance, if we are informed by the staff of the Securities and Exchange Commission that it will review the registration statement), or the purchasers are otherwise unable to re-sell their shares purchased in the financing or upon exercise of their warrants, we will be obligated to pay liquidated damages to the purchasers in the amount of 1% per month (accruing daily), with limitations on the maximum amount of liquidated damages as provided for in the Registration Rights Agreement. We will be permitted to pay any such liquidated damages in cash or in shares of our common stock at our election.

The Securities Purchase Agreement, the Registration Rights Agreement, the form of Warrant and the related press release of the Company describing the private placement financing, are filed as Exhibits 99.1, 99.2, 99.3 and 99.4, respectively, and are incorporated herein by reference. The summary of the transaction set forth above does not purport to be complete and is qualified in its entirety by reference to such exhibits.

This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This portion of the report is being filed pursuant to and in accordance with Rule 135c under the Securities Act

ITEM 3.02.  UNREGISTERED SALES OF EQUITY SECURITIES.

On July 27, 2006, we entered into a Securities Purchase Agreement to issue and sell 2,552,061 shares of our common stock, and warrants to purchase an additional 1,403,634 shares of our common stock, with new and existing institutional and other accredited investors. For further information about the terms of this agreement, please see the disclosure under Item 1.01 above.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

         (d)      Exhibits

         99.1     Securities Purchase Agreement, dated July 27, 2006*
         99.2     Registration Rights Agreement, dated July 27, 2006*
         99.3     Form of Warrant*
         99.4     Press release, released July 27, 2006*

* Previously filed.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 7, 2006                         MICROISLET, INC.


                                             By: /s/ Kevin A. Hainley
                                                 -------------------------------
                                                 Kevin A. Hainley
                                                 Interim Chief Financial Officer